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                                                               Exhibit (a)(1)(H)


THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE DATED JANUARY 11, 2001 (THE "OFFER TO PURCHASE") AND THE RELATED LETTER OF TRANSMITTAL AND IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN ANY JURISDICTION WHERE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED MADE ON BEHALF OF THE PURCHASER BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                     NOTICE OF OFFER TO PURCHASE FOR CASH
                         ALL OF THE OUTSTANDING SHARES
                            OF CLASS A COMMON STOCK
                                      OF
                        DELCO REMY INTERNATIONAL, INC.
                                      AT
                              $8.00 NET PER SHARE
                                      BY
                              DRI ACQUISITION LLC

     DRI Acquisition LLC, a Delaware limited liability company (the "Purchaser") and a subsidiary of Court Square Capital Limited, a Delaware corporation
("Court Square"), is offering to purchase all of the shares of Class A Common Stock, par value $0.01 per share, not currently owned by Court Square or certain of its affiliates ("Shares"), of Delco Remy International, Inc., a Delaware corporation (the "Company") at a price of $8.00 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer").

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON THURSDAY, FEBRUARY 8, 2001, UNLESS THE OFFER IS EXTENDED.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER WITH RESPECT TO THE OFFER, THE CONTRIBUTION OF SHARES TO DRI ACQUISITION LLC (THE "PURCHASER") BY COURT SQUARE CAPITAL LIMITED ("COURT SQUARE") AND THE CONVERSION OF NON-VOTING SHARES HELD BY COURT SQUARE TO VOTING SHARES, (2) NO PERSON, GOVERNMENT OR GOVERNMENTAL AUTHORITY THREATENING OR INSTITUTING AN ACTION OR PROCEEDING WHICH CHALLENGES OR SEEKS TO MAKE ILLEGAL, DELAY, RESTRAIN OR PROHIBIT THE PURCHASER FROM MAKING THE OFFER FOR OR PURCHASING THE COMPANY SHARES OR SEEKS TO OBTAIN DAMAGES AS A RESULT THEREOF, AND (3) NO CHANGE OR PROSPECTIVE CHANGE OCCURRING OR HAVING BEEN THREATENED IN THE PROPERTIES, ASSETS, CONDITION, OPERATIONS OR OTHER ELEMENTS OF THE BUSINESS OF THE COMPANY WHICH, IN THE SOLE JUDGEMENT OF DRI ACQUISITION, IS OR MAY BE MATERIALLY ADVERSE TO THE VALUE OF THE COMPANY OR THE VALUE OF THE SHARES OF THE COMPANY TO THE PURCHASER.

         The purpose of the Offer is for Court Square to substantially increase its ownership interest in the Company. If a sufficient number of the Company stockholders tender their Shares in the Offer or in any merger, the Shares will no longer be quoted on the New York Stock Exchange (the "NYSE") and Court Square intends to terminate the registration of the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

If the Offer is completed and the Purchaser, Court Square and their respective affiliates own at least 90% of the outstanding shares of the Company, Court Square intends to seek to have the Company consummate a short-form merger with the Purchaser or an affiliate of the Purchaser (the "Short-Form Merger"), which would not require the approval of the Company's board of directors (the "Company Board"), whereby Court Square (and/or one or more affiliates of Court Square) would own all of the shares of the Company and each then outstanding Share (other than Shares held by the Purchaser) would be converted into the right to receive an amount in cash equal to the highest price per Share paid in the Offer. Alternatively, if the Offer is completed and the Purchaser, Court Square and their respective affiliates do not own at least 90% of the outstanding shares of the Company, Court Square may, but is not obligated to, seek to have the Company consummate a "long-form" merger or similar business combination with the Purchaser or an affiliate of the Purchaser (the "Long-Form Merger"), which would require the approval of the Company Board, whereby Court Square (and/or one or more affiliates of Court Square). In a Long-Form Merger, the amount and form of consideration for Shares that are not purchased in the Offer would be negotiated with the Company Board. Each then outstanding Share (other than Shares held by the Purchaser) may be converted into the right to receive an amount in cash equal to the highest price per Share paid in the Offer or a different form or amount of consideration including cash, common or preferred stock, promissory notes, or other securities. Upon the consummation of any merger, the Company will be a privately held company.

The timing of consummation of the Offer will depend on a variety of factors and legal requirements, the actions of the Company Board, the number of Shares (if any) acquired by the Purchaser pursuant to the Offer and whether the conditions to the Offer set forth in "THE TENDER OFFER--Certain Conditions to the Offer" have been satisfied or waived. There can be no assurance that if the Offer is consummated, the Purchaser and Court Square will seek to effectuate any Short-Form or Long-Form Merger.


     THE PURCHASER RESERVES THE RIGHT TO AMEND OR WAIVE ANY ONE OR MORE TERMS OR CONDITIONS OF THE OFFER INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED AND THE OFFER PRICE.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary for the Offer, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares ("Share Certificates") or timely confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the book-entry transfer procedures described in "THE TENDER OFFER--Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER REGARDLESS OF ANY EXTENSION OF THE OFFER OR BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT. The

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

Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

     The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, February 8, 2001, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire. Subject to the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in "THE TENDER OFFER--Certain Conditions to the Offer" of the Offer to Purchase shall have occurred, to extend the period of time during which the Offer is open for any reason and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Purchaser exercises its right to extend the Offer. Any such extension will be followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Purchaser has no intention of making available a "subsequent offering period" (within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), but has the right to do so under Rule 14d-11.

     If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in "THE TENDER OFFER--Withdrawal Rights" of the Offer to Purchase.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer pursuant to the procedures set forth in "THE TENDER OFFER--Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     Except as otherwise provided below, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after March 12, 2001 (or such later date as may apply in case the Offer is extended).

     To be effective, a notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in "THE TENDER OFFER--Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in the Offer to Purchase. All questions as to the form and validity

(including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding.

     A request has been made to the Company pursuant to Rule 14d-5 under the Exchange Act for the use of the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders. The Company has elected to comply with Rule 14d-5(b) which permits the target company to conduct the distribution of tender offer materials. Upon compliance by the Company with this request, the Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     The receipt of cash in the Offer in exchange for Shares will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. The receipt of cash in any subsequent merger likewise will be a taxable transaction. Stockholders should consult their tax advisors about the particular effect the proposed transactions will have on their Shares in their particular circumstances.

     The information required to be disclosed by Rule 14d-6(d)(1) under the Exchange Act is contained in the Schedule TO and the Offer to Purchase and is incorporated herein by reference.

     THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD READ BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

     Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                            D. F. KING & CO., INC.
                                77 Water Street
                           New York, New York 10005
                BANKS AND BROKERS CALL COLLECT: (212) 269-5550
                   ALL OTHERS CALL TOLL-FREE: (800) 848-3402

January 11, 2001

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